EXHIBIT 16.1

March 6, 2009

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, DC 20549

Re: File No: 0-51420
      Valley Forge Composite Technologies, Inc.

Commissioners:

We have read the statements made by Valley Forge Composite Technologies, Inc. which were filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated March 6, 2009. We agree with the statements made under Item 4.01 concerning our Firm in such Form 8-K. We have no basis to agree or disagree with any other statements made in the filing.

Very truly yours,

/s/ Sherb & Co.,LLP
Sherb & Co., LLP